Exhibit 99.l

Universal Travel Group Announces Intent to Acquire Shanghai Lanbao Travel Service Co.

LOS ANGELES and SHENZHEN, China, April 23 -- Universal Travel Group (OTC Bulletin Board: UTVG - News), a leading air travel service provider in Southern China, announced today its intention to acquire Shanghai Lanbao Travel Service Co., Ltd.

Established in 2002, Shanghai Lanbao's core businesses focus is on a centralized real-time booking system providing consumers and travel related business with hotel bookings, air ticket and tourism information via the Internet and mobile phone text-messaging technology. Shanghai Lanbao provides website management, maintenance and design, along with network promotions for its intra-hotel network, which includes more than 3,000 franchise hotels and 800 hotel booking enterprises and other travel agencies throughout major cities in China. The company reported US $4.5 million in revenue and US $380,000 in net income for 2006.

Shanghai Lanbao owns and manages the award winning China Booking Association website, http://www.cba-hotel.com , which receives about 200,000 visitors daily. In 2006, more than 500,000 hotel reservations were made through the CBA website and it was recognized by the China Society Travel Research Association as one of China's top ten outstanding booking websites. It is hailed as the entrepreneur for business-to-business and business-to- consumer connection technology in the hotel booking industry. The company's technological solutions provide booking enterprises and hotels with multi- channel management while allowing them to maintain financial and operating independence.

The company's centralized Internet and mobile phone booking systems are open to more than 200,000 hotels, 5,000 booking centers and more than 8,000 travel agencies and tourist companies throughout China, providing them with real-time data transfer and information.

By the end of 2008 the company expects to become one of the top three providers in the hotel booking industry in China. The company's goal is to become a global provider of hotel, aviation and tourism information by 2012.

Chairman and Chief Executive Officer Ms. Jiangping Jiang said, "Shanghai Lanbao's hotel booking and reservations systems complements Universal Travel's airline ticket system and gives us a strong competitive edge. This will also allow us to share resources with Shanghai Lanbao and expand our reach. With this acquisition, Universal will fully enter the hotel booking market so that we can focus on the three main segments of the transportation industry: aviation, cargo and hotel booking. We expect to close the acquisition in the first half of 2007 in order to quickly maximize returns for our shareholders."